Exhibit 99.1

FOR IMMEDIATE RELEASE

Citadel Broadcasting Corporation Reports 2005 Fourth Quarter and Full Year Operating Results

ABC Radio to Merge with Citadel Broadcasting Corporation, Creating Third Largest National Radio Group

Las Vegas, Nevada, February 23, 2006 - Citadel Broadcasting Corporation (NYSE:CDL) today reported its results for the fourth quarter of 2005.

December 31, 2005 - Fourth Quarter Results

Net revenues for the fourth quarter of 2005 were $108.3 million compared with $109.8 million in the fourth quarter of 2004, a decrease of $1.5 million, or 1.4%. The decrease in revenues was principally due to lower revenue from political advertisers in 2005 compared to 2004, which declined by $2.9 million. Net revenues in the fourth quarter of 2005 were also affected by lower revenues at the Company’s stations in the New Orleans market as a result of Hurricane Katrina in August 2005. Revenues were higher in certain of the Company’s markets, including stations in Allentown, PA, Modesto, CA and Tucson, AZ.

Operating income for the fourth quarter of 2005 was $35.0 million compared to $27.1 million in the corresponding 2004 period, an increase of $7.9 million, or 29.2%. The increase was primarily due to a decrease of $11.4 million in depreciation and amortization expense since the Company’s advertiser base asset was substantially fully amortized as of December 31, 2004.

Station operating income (as detailed in the attached table, is generally defined as operating income plus depreciation and amortization, local marketing agreement fees, corporate general and administrative expenses, other, net and other non-cash expenses) was $45.9 million for the fourth quarter of 2005 compared to $48.2 million for the fourth quarter of 2004, a decrease of $2.3 million, or 4.8%.

Farid Suleman, Chairman and Chief Executive Officer of Citadel Broadcasting Corporation, commented: “The Company reported record results for the year in spite of the absence of political revenues and the loss of revenue from our New Orleans stations.” Mr. Suleman added that “pursuant to the Company’s stock buy back program initiated in July of 2004, the Company has continued to use its free cash flow to repurchase shares of its common stock. In addition to the continued stock repurchases, our Board of Directors approved a regular quarterly dividend to common stockholders of $0.18 per share beginning with the fourth quarter of 2005. The repurchase of its stock and the quarterly dividend underscore the Company’s commitment to enhance shareholder value.”

Net interest expense increased to $6.1 million for the quarter ended December 31, 2005 from $3.9 million for the quarter ended December 31, 2004, an increase of $2.2 million, or 56.4%. The increase in net interest expense was due to an increase in outstanding borrowings and higher interest rates under the Company’s senior debt for the quarter ended December 31, 2005 as compared to the same period in 2004.

Income tax expense for the quarter ended December 31, 2005 was $13.0 million (substantially all non-cash) compared to $9.4 million (substantially all non-cash) for the quarter ended December 31, 2004, an increase of $3.6 million, or 38.3%.

Net income for the quarter ended December 31, 2005 was $15.8 million, or $0.14 per basic share, as compared to $13.8 million, or $0.11 per basic share, for the same period in 2004. On a fully diluted basis, net income per share was $0.13 in the fourth quarter of 2005 compared to $0.10 in the fourth quarter of 2004.

Free cash flow (as detailed in the attached table, is generally defined as operating income (i) plus depreciation and amortization, other, net and non-cash expenses (ii) less net interest expense (excluding amortization of debt issuance costs), capital expenditures and cash taxes) was $34.5 million for the three months ended December 31, 2005 compared to $39.0 million for the three months ended December 31, 2004, a decrease of $4.5 million. The decrease was due to lower station operating income and an increase in interest expense. Pursuant to the Company’s stock repurchase program, during 2005, the Company purchased approximately 12.1 million shares of its common stock for an aggregate amount of $158.8 million. Since the inception of the repurchase program, the Company purchased approximately 19.8 million shares of its common stock, or approximately 15% of its outstanding stock. Accordingly, shares outstanding as of December 31, 2005 were down to 114.0 million, a reduction of 8.7% when compared to 124.9 million shares outstanding as of December 31, 2004.

December 31, 2005 - Year to Date Results

Net revenues for the year ended December 31, 2005 were a record $419.9 million compared with $411.5 million for the year ended December 31, 2004, an increase of $8.4 million, or 2.0%. The increase in revenues was primarily due to higher revenues at the Company’s stations, including stations in Allentown, PA, Buffalo, NY, Oklahoma City, OK and Modesto, CA, offset by lower revenues in Colorado Springs, CO, Lansing, MI, and Portland, ME. In 2005, the Company had a decrease in political revenue of $4.4 million, and net revenues in the current year were affected by lower revenues at the Company’s stations in the New Orleans market as a result of Hurricane Katrina in August 2005. Additionally, the Company benefited from acquisitions in Springfield, MA and Tuscaloosa, AL, offset by stations sold, as well as lower revenues associated with certain programming terminated at the beginning of the year.

Operating income was $143.4 million for the year ended December 31, 2005 compared to $41.7 million for the year ended December 31, 2004, an increase of $101.7 million. The increase was primarily due to higher revenues and a decrease in depreciation and amortization expense of $79.0 million, partially offset by higher operating expenses. Operating income for the year ended December 31, 2004 reflected a non-cash charge of approximately $16.4 million primarily due to the Company’s settlement with its previous national rep firm. Excluding this non-cash charge, the Company’s operating income for 2004 would have been approximately $58.1 million, resulting in an increase in the 2005 period of $85.3 million.

Station operating income (as detailed in the attached table, is generally defined as operating income plus depreciation and amortization, local marketing agreement fees, corporate general and administrative expenses, other, net and other non-cash expenses) was a record $182.5 million for the year ended December 31, 2005 compared to $176.3 million for the same period in 2004, an increase of $6.2 million, or 3.5%.

Net interest expense increased $3.8 million, or 22.0%, to $21.1 million for the year ended December 31, 2005 from $17.3 million for the same period in 2004. The increase in net interest expense was primarily due to the Company’s overall increase in outstanding borrowings under the senior debt and higher interest rates for 2005 as compared to 2004. This increase was partially offset by the net effect of the repayment of $500.0 million of 6% subordinated notes on February 18, 2004 offset by the concurrent issuance of $330.0 million of 1.875% convertible subordinated notes. For the year ended December 31, 2004, the Company wrote off $3.0 million of deferred financing costs due to the Company’s repayment of its previous senior debt and $10.6 million of deferred financing costs as a result of the repayment of $500.0 million in 6% subordinated notes.

Income tax expense for the year ended December 31, 2005 was $52.5 million (of which $49.4 million was non-cash) compared to an income tax benefit of $63.8 million (substantially all non-cash) for the year ended December 31, 2004, an increase of $116.3 million. The income tax benefit for the year ended December 31, 2004 was primarily due to the recognition of the Company’s net operating loss carryforward for financial statement purposes.

Net income for the year ended December 31, 2005 was $69.8 million, or $0.59 per basic share, as compared to $74.6 million, or $0.58 per basic share, for the same period in 2004, a decrease of $4.8 million, or 6.4%. On a fully diluted basis, net income per share was $0.55 for the year ended December 31, 2005, as compared to $0.54 for the year ended December 31, 2004. The prior year net income amount is primarily due to the income tax benefit discussed above. Excluding the tax benefit associated with the Company’s net operating loss carryforward, net income for the year ended December 31, 2004 would have been approximately $10.7 million, resulting in an improvement from 2004 to 2005 of $59.1 million. The improvement was primarily due to a decrease of $79.0 million in depreciation and amortization expense since the Company’s advertiser base asset was substantially fully amortized as of December 31, 2004.

Free cash flow (as detailed in the attached table, is generally defined as operating income (i) plus depreciation and amortization, other, net and non-cash expenses (ii) less net interest expense (excluding amortization of debt issuance costs), capital expenditures and cash taxes) was $138.3 million for the year ended December 31, 2005 compared to $136.1 million for the year ended December 31, 2004, an increase of $2.2 million, or 1.6%. Due to the purchase of common stock outstanding pursuant to the Company’s stock repurchase program, shares outstanding as of December 31, 2005 were down to 114.0 million, a reduction of 8.7% when compared to 124.9 million shares outstanding as of December 31, 2004.

Transaction with ABC Radio

On February 6, 2006, the Company and The Walt Disney Company announced that the Board of Directors of both companies approved a definitive agreement to combine ABC Radio, which includes 22 radio stations and the ABC Radio Networks, with the Company. The newly combined company, to be named Citadel Communications, will be the third largest radio group in the United States, with a strong national footprint reaching more than 50 markets.

Our Station Portfolio

Citadel Broadcasting Corporation is a radio broadcaster focused primarily on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 163 FM and 58 AM radio stations in 49 markets located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S.; fluctuations in interest rates; changes in industry conditions; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; technological changes and innovations; changes in governmental regulations and policies and actions of regulatory bodies; changes in tax rates; changes in capital expenditure requirements; and the risk that the proposed business combination with The Walt Disney Company may be delayed or not close. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Additional Information and Where to Find It

In connection with the Company's proposed business combination with a subsidiary of The Walt Disney Company ("TWDC"), the Company intends to file relevant materials with the Securities and Exchange Commission ("SEC"), including a registration statement on Form S-4 that will contain a prospectus and an information statement. Investors and security holders are urged to read these when they become available because they will contain important information about the Company, certain subsidiaries of TWDC and the combination. The information statement, prospectus and other relevant materials (when they become available), and any other documents filed by the Company or TWDC with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting the Company by directing a written request to: Citadel Broadcasting Corporation, City Center West, Suite 400, 7201 West Lake Mead Blvd., Las Vegas, Nevada 89128, Attention: Investor Relations. Investors and security holders are urged to read the information statement, prospectus and the other relevant materials when they become available before making any investment decision with respect to the combination.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net broadcasting revenue	$108,327	$109,769	$419,907	$411,495

Operating Expenses:
Cost of revenues	33,189	33,079	118,949	116,579
Selling, general and administrative	29,250	28,508	118,489	118,611
Corporate general and administrative	2,499	2,610	11,919	11,239
Non-cash stock compensation	2,564	864	3,444	4,327
Local marketing agreement fees	321	542	1,723	2,081
Depreciation and amortization	5,529	16,862	22,346	101,270
Non-cash charge related to contract obligations	-	-	-	16,449
Other, net	25	177	(353)	(776)
Operating expenses	73,377	82,642	276,517	369,780

Operating income	34,950	27,127	143,390	41,715

Non-operating expenses:
Interest expense, net, including amortization of
debt issuance costs of $459, $459, $1,839
and $1,976, respectively	6,072	3,939	21,137	17,345
Write off of deferred financing costs due to
extinguishment of debt	-	-	-	13,615

Non-operating expenses, net	6,072	3,939	21,137	30,960

Income before income taxes	28,878	23,188	122,253	10,755
Income tax expense (benefit)	13,033	9,433	52,496	(63,813)

Net income	$15,845	$13,755	$69,757	$74,568

Net income per share - basic	$0.14	$0.11	$0.59	$0.58
Net income per share - diluted	$0.13	$0.10	$0.55	$0.54

Weighted average common shares outstanding:
Basic	114,722,936	126,182,447	119,233,824	129,191,384
Diluted	130,975,305	142,046,291	134,534,213	143,378,684

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

The following tables set forth the Company’s Station Operating Income for the three and twelve months ended December 31, 2005 and 2004. The Company defines Station Operating Income as net income adjusted to exclude the following line items presented in its Statement of Operations: income tax expense, write off of deferred financing costs, net interest expense, other, net, depreciation and amortization, local marketing agreement fees, non-cash stock compensation, non-cash charge related to contract obligations and corporate general and administrative expenses.

Station Operating Income, among other things, is used by the Company’s management to evaluate the Company’s operating performance, to value prospective acquisitions, as the basis of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for the planning and forecasting of future periods. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view the performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since Station Operating Income is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Station Operating Income, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Station Operating Income excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of Station Operating Income to net income, the most directly comparable amount reported under GAAP.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Station operating income	$45,888	$48,182	$182,469	$176,305
Corporate general and administrative	2,499	2,610	11,919	11,239
Non-cash stock compensation	2,564	864	3,444	4,327
Local marketing agreement fees	321	542	1,723	2,081
Other, net	25	177	(353)	(776)
Non-cash charge related to contract obligations	-	-	-	16,449
Operating income before depreciation & amortization	40,479	43,989	165,736	142,985
Depreciation and amortization	5,529	16,862	22,346	101,270
Operating income	34,950	27,127	143,390	41,715
Net interest expense	6,072	3,939	21,137	17,345
Write off of deferred financing costs due to extinguishment of debt	-	-	-	13,615
Income before income taxes	28,878	23,188	122,253	10,755
Income tax expense (benefit)	13,033	9,433	52,496	(63,813)
Net income	$15,845	$13,755	$69,757	$74,568

Free cash flow is defined as operating income (i) plus depreciation, amortization and non-cash stock compensation expense and other, net (ii) less net interest expense (excluding amortization of debt issuance costs), capital expenditures and cash taxes. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Amounts in thousands)

As free cash flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. Free cash flow, as defined by the Company, excludes certain financial information when compared with operating income or loss, the most directly comparable GAAP financial measure, and users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of free cash flow to operating income or loss, the most directly comparable amount reported under GAAP.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Operating income	$34,950	$27,127	$143,390	$41,715
Plus
Depreciation and amortization	5,529	16,862	22,346	101,270
Non-cash charge related to contract obligations	-	-	-	16,449
Non-cash stock compensation	2,564	864	3,444	4,327
Other, net	25	177	(353)	(776)
Minus
Net interest expense	(6,072)	(3,939)	(21,137)	(17,345)
Amortization of debt issuance costs	459	459	1,839	1,976
Capital expenditures	(2,042)	(1,967)	(8,112)	(8,948)
Cash taxes	(883)	(600)	(3,079)	(2,556)
Free cash flow	$34,530	$38,983	$138,338	$136,112

Contact: Citadel Broadcasting Corporation
                Patricia Stratford (702) 804-5200